EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is entered into as of the 7th day of September, 1999 by and between NETTER DIGITAL ENTERTAINMENT, INC., a Delaware Corporation ("Company"), and Jay Fukuto ("Employee"):

1.	ENGAGEMENT.

   (a) Engagement; Title: Company hereby engages Employee, to render services as a Senior Vice President in charge of Animation of Company and Employee hereby accepts such engagement.

  	(b) Reporting. Employee shall report and be subject to the overall direction and supervision of Douglas Netter, President and John Copeland, Executive Vice
President.

2.	NATURE AND PLACE OF SERVICES:

   (a) Employee shall be primarily responsible for development and production of animated productions and will render all services usually and customarily rendered by and required of executives similarly employed in the entertainment industry, as well as such other services as may be reasonably required by Company.

   (b) Employee shall render his services for the Company in Los Angeles County, California.

 		(c)  Employee shall be accorded credit on screen on a case by case basis pursuant to the Company's practices.

3. EXCLUSIVITY: Employee shall work full-time for Company and its affiliates during the Term hereof. Without limiting the foregoing, Employee's services shall be rendered exclusively to Company and its affiliates hereunder during the Term (as defined below) of this Agreement, and Employee shall not render services of any nature to or for any other person, firm or corporation during the Term of this Agreement without the prior written consent of Company. For so long as Employee is employed pursuant to the terms hereof. Notwithstanding, Company acknowledges that Employee is currently working on a project based on "Viet Nam Veterans." (the "Project"). Employee shall endeavor to attach Company to produce the Project. However, should Company not be attached, Employee may pursue the production of the Project elsewhere, so long as Employee's services on the Project do not materially interfere with Employee's obligations to Company pursuant to the terms and conditions of this Agreement.

4.	TERM: The term of this Agreement ("Term") shall commence on September 7,
1999 and, subject to termination as hereinafter provided, expire with the close of business on September 6, 2001.

5.	COMPENSATION:

  	(a) Fixed Salary. As consideration for the services to be rendered by Employee pursuant hereto, and upon condition that Employee is substantially performing all of the services required hereunder, that Employee is not in material default, and that grounds do not then exist under this Agreement for the termination of Employee hereunder, Company will pay or will cause to be paid to Employee, subject to all applicable laws and requirements respecting withholding of federal, state, and/or local taxes, a fixed annual salary, payable in equal installments, no less frequently than semi-monthly, in the amount of Two Hundred Thousand Dollars ($200,000)

  	(b) Stock Options: Company shall, effective upon the next Board of Director's meeting ("Strike Date"), but no later than October 8, 1999, grant to Employee an option to purchase Fifty Thousand (50,000) shares ("Option Shares") of Company's Common Stock at a purchase price as set by the Board of Directors on the Strike Date, subject to the terms and conditions of that certain Employee Stock Option Plan dated as of August 29, 1997 (the "Stock Option Plan").

   (c) Employee Benefits:

 	   	(i) Reimbursements: Company shall reimburse Employee for all ordinary and necessary business, entertainment, travel and other expenses reasonably incurred by Employee in the performance of Employee's duties and obligations under this Agreement. Company agrees to repay or reimburse Employee for such business expenses upon the presentation of itemized statements of such business expenses in accordance with Company's policy.

     	(ii) Annual Vacations: Employee shall be entitled to take two (2) weeks annual vacation for each Term Year.

     	(iii) Employee Benefits: Company shall provide Employee with health insurance no less favorable in benefits than any other employee of Company. To the extent that Company establishes any other employee benefit plan which provides benefits to executives of Company generally, Employee shall be entitled to participate in such plan pursuant to the terms thereof, except that Company may exclude, except to the extent provided in paragraph 5(b) above, Employee's participation in any plan which is a stock option plan or plan similar to a stock option plan.

6.	REPRESENTATIONS AND WARRANTIES:

   (a) Representations of Employee. Employee represents and warrants that Employee has all right, power, authority and capacity, and is free to enter into this Agreement; that by doing so, Employee will not violate or interfere with the rights of any other person or entity; and that Employee is not subject to any contract, understanding or obligation which will or might prevent, interfere with or impair the performance of this Agreement by Employee. Employee will indemnify and hold Company harmless with respect to any losses, liabilities, demands, claims, fees, expenses, damages and costs (including attorneys fees and court costs) resulting from or arising out of any claim or action based upon Employee's entering into this Agreement.

   (b) Representations of Company. Company represents and warrants that Company has all right, power and authority, without the consent of any other person, to execute and deliver, and perform its obligations under, this Agreement. All corporate and other actions required to be taken by Company to authorize the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby have been duly and properly taken. This Agreement is the lawful, valid and legally binding obligation of Company, enforceable in accordance with its terms.

7.	RELATIONSHIP AND COVENANTS OF EMPLOYEE:

  	(a) Covenant Not To Disclose: Employee shall not at any time during or after the termination of the Term, knowingly reveal, divulge or make known to any person (other than Company or its affiliates) or use for Employee's own account any confidential information concerning or used by Company of which Employee was apprised or otherwise had become aware during the term of Employee's employment by Company (excluding any such information which becomes public for reasons other than Employee's breach of this Agreement or which Employee is required to disclose by law).

   (b) Covenant to Deliver Records: All memoranda, notes, records and other documents made or compiled by Employee, or made available to Employee during the term of this Agreement concerning the business of Company shall be Company's property and shall be delivered to Company on the termination of this Agreement or at any other time on request. Employee shall keep in confidence and shall not use for Employee or others, or divulge to others, any secret or confidential information, knowledge or data of Company obtained by Employee as a result of Company's employment, unless authorized by Company or required by law. Employee shall be entitled to retain for his own records only copies of any and all memoranda, notes, records and other documents made or compiled by Employee during the Term of this Agreement.

  	(c) Covenant Not To Divert: Employee shall not so long as Employee is employed hereunder, or if such employment shall terminate during or at the expiration of the Term, for a period of one year following such termination, directly or indirectly, either on Employee's own behalf, or as a member of a partnership, joint venture or corporation, or as an employee or agent on behalf of any person, firm, partnership, joint venture or corporation, either
(i) solicit, induce (or attempt to induce), or endeavor to entice away any clients of Company (unless Company consents in writing), (ii) solicit, divert, or seek to develop or exploit any existing entertainment projects on which Company is working at the time of termination (unless Company thereafter advises Employee in writing that it has abandoned such project) , or (iii) solicit, interfere with, induce (or attempt to induce) or endeavor to entice away any employee associated with Company to become affiliated with him or any other person, firm, partnership, joint venture, corporation or business organization. Notwithstanding the foregoing, Employee will not induce a breach or interfere with Company's contractual rights with any third parties. Employee may undertake business with clients, talent and/or others where such business does not violate the preceding sentence.

  	(d) Limitations on Covenants: The provisions under this Paragraph 7 shall survive the termination of this Agreement. The parties hereto agree that in the event any of the provisions set forth in this Paragraph 7 are held by any court or other duly constituted legal authority to be effective in any particular area or jurisdiction only if modified to limit their duration or scope or to be void or otherwise unenforceable in any particular area or jurisdiction, then such provisions shall be deemed amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other duly constituted legal authority and, as to all other areas and jurisdictions, and as to all other provisions of this Paragraph 7, such provisions shall remain in full force and effect as set forth in this Agreement.

   (e) Remedies: Employee acknowledges that Company will have no adequate remedy at law if Employee violates the terms of the provisions of this Paragraph 7 or any other provisions of this Agreement (including, without limitation, the exclusivity provisions of Paragraph 3, above). In such event, Company shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach or specific performance of this Agreement.

8. CERTAIN RIGHTS OF COMPANY: Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Employee to advertise, publicize and promote the business of Company and of affiliates, but not for the purposes of direct endorsement without Employee's consent. An "approved likeness" and "approved biographical material" shall be, respectively, any photograph or other depiction of Employee, or any biographical information or life story concerning the professional career of Employee, which has been submitted to and approved by Employee prior to its first use, publication or broadcast, such approval not to be unreasonably withheld.

9.		TERMINATION:

   (a) Disability: If Employee shall be rendered incapable by illness (physical or mental disability) of substantially complying with the material terms, provisions and conditions hereof on his part to be performed for a period in excess of 45 consecutive days or 90 days in the aggregate during the Term, then Company may, at its option, prior to the date Employee resumes the rendering of services, terminate this Agreement by written notice to that effect sent by registered or certified mail. Such termination shall terminate any and all obligations to Employee under this Agreement effective as of the date of such written notice except (i) Employee's right to receive the Fixed Salary in Paragraph 5(a) for the Term Year in which the date of such written notice falls, pro-rated to the date of such written notice, and (ii) Employee's vested rights with respect to the option set forth in the Employee Stock Option Plan.

   (b) Death: If Employee dies during the Term of this Agreement, such death shall terminate any and all obligations to Employee under this Agreement effective as of the date of death except (i) Employee's right to receive the Fixed Salary in Paragraph 5(a) for the Term Year in which the date of death falls, pro-rated to the date of death, and (ii) Employee's vested rights with respect to the option set forth in the Employee Stock Option Plan.

   (c) Cause Company may terminate Employee's employment hereunder for cause, which shall mean (i) indictment of Employee for a felony or a crime involving a high degree of moral turpitude, (ii) the commission by Employee of an act or acts of dishonesty constituting a crime, which act or acts are intended to result directly or indirectly, in gain or personal enrichment at the expense of Company or any of its subsidiaries or affiliates by Employee, (iii) certification by a medical doctor that Employee is a habitual alcoholic or is a narcotic addict, (iv) Employee's material breach of this Agreement. To the extent that a breach pursuant to subparagraph (iv) is curable by Employee without harm to Company or its reputation, then Company shall, instead of immediately terminating Employee pursuant to this Paragraph, provide Employee with notice of such breach and, specifying the actions required to cure such breach. Employee shall have ten days to cure such breach by performing the actions so specified. If Employee fails to cure such breach within the ten day period, Company may terminate Employee. Any termination pursuant to this Paragraph shall terminate any and all obligations to Employee under this Agreement and the Stock Option Agreement effective as of the date of such written notice except Employee's right to receive the Fixed Salary in Paragraph 5(a) for the Term Year in which the date of such written notice falls, pro-rated to the date of such written notice.

   (d) At Convenience of Company: Company shall have the absolute and unconditional right to terminate Employee's employment hereunder at any time, other than pursuant to Paragraphs 9(a), 9(b) or 9(c), by a ninety day (90) written notice to that effect delivered in person or sent by registered or certified mail. Such termination shall terminate any and all obligations to Employee under this Agreement, subject to Company's obligation to pay Employee the remaining Compensation due and owing to Employee, on Company's regular payroll periods for the balance of the Term and Employee's vested rights, if any, with respect to the grant of options set forth in paragraph 5(b), above. Notwithstanding the foregoing, any compensation due and owing to Employee hereunder shall be subject to offset based on any money paid or payable to Employee for services rendered to third parties, during the balance of the Term.

10.		ARBITRATION:

   (a) The terms of this Paragraph 10.contain the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under this Agreement, except those arising under the provisions of Paragraph 8, above. The parties irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in accordance with the terms of this Paragraph 10; any attempt to circumvent the terms of this Paragraph 10 shall be null and void and of no force or effect.

  	(b) Within ten (10) days after delivery of written notice (the "Notice of Dispute") of the existence and nature of any dispute given by any party to the other party, and unless otherwise provided herein in any specific instance, the parties shall each (i) appoint one (1) lawyer or retired judge licensed to practice law in the County of Los Angeles for a continuous period immediately preceding the date of delivery (the "Dispute Date") of the Notice of Dispute of not less than ten (10) years, but who has at no time ever represented or acted on behalf of any of the parties, and (ii) deliver written notice of the identity of such lawyer and a copy of his or her written acceptance of such appointment and acknowledgment of and agreement to be bound by the time constraints and other terms of this Paragraph 10 (the "Acceptance") to the other party hereto. In the event that any party fails to so act, that party's arbitrator shall be appointed pursuant to the same procedure that is followed when agreement cannot be reached as to the third arbitrator. Within ten (10) days after such appointment and notice, such lawyers shall appoint a third lawyer (who, together with the first two (2) lawyers, shall hereinafter be referred to collectively as the "Arbitration Panel") of the same qualification and background as the first two (2) lawyers (including the qualification that he or she has at no timeever represented or acted on behalf of any of the parties) and shall deliver written notice of the identity of such lawyers and a copy of his or her written Acceptance of such appointment to each of the parties. If agreement cannot be reached on the appointment of a third lawyer within such period, such appointment and notification shall be made as rapidly as possible by any court of competent jurisdiction, by any licensing authority, agency or organization having jurisdiction over such lawyers, by any professional association of lawyers in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographical membership boundaries of which extend to the County of Los Angeles, or by any arbitration association or organization in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographic boundaries of which extend to the County of Los Angeles, as determined by the party giving such Notice of Dispute and simultaneously confirmed in writing delivered by such party to the other party. Any such court, authority, agency, association or organization shall be entitled either to directly select such third lawyer or to designate in writing delivered to each of the parties an individual who shall do so. In the event of any subsequent vacancies or inabilities to perform among the Arbitration Panel, the lawyer or lawyers involved shall be replaced in accordance with the terms of this Paragraph 10 as if such replacement was an initial appointment to be made under this Paragraph 10 within the time constraints set forth in this Paragraph 10, measured from the date of notice of such vacancy or inability to the person or persons required to make such appointment, with all attendant consequences of failure to act timely if such appointment is not so made. Unless the parties shall otherwise agree, all arbitration proceedings shall be conducted at such location within Los Angeles County as the members of the Arbitration Panel shall by majority vote from time to time designate.

   (c) The Arbitration Panel shall (i) enforce and interpret the rights and obligations set forth in this Agreement to the extent not prohibited by law,
(ii) fix and establish any and all rules as it shall consider appropriate in its sole and absolute discretion to govern the proceedings before it, including any and all rules of discovery, procedure and/or evidence, provided however, that such rules shall be consistent with such rules established by the American Arbitration Association and (iii) make and issue any and all orders, final or otherwise, and any all awards, as a court of competent jurisdiction sitting at law or in equity could make and issue and as it shall consider appropriate in its sole and absolute discretion, including the awarding of monetary damages (but specifically excluding the awarding of consequential, punitive or exemplary damages or the awarding of attorneys' fees and costs to either party) to the prevailing party as determined by the Arbitration Panel in its sole and absolute discretion, and the issuance of injunctive relief.

   (d) The decision of the Arbitration Panel shall be final and binding, and may be confirmed and entered by any court of competent jurisdiction at the request of any party and may not be appealed to any court of competent jurisdiction or otherwise, except upon a claim of fraud on the part of any member of the Arbitration Panel (except as to the arbitrator chosen by the party claiming the fraud), or on the basis of a manifest error as to the applicable law. The Arbitration Panel shall retain jurisdiction over any dispute until its award has been implemented, and judgment on any such award may be entered in any court having appropriate jurisdiction and may be enforced against either party and its assets pursuant to applicable laws and procedures.

   (e) The compensation and expenses of the Arbitrators shall be borne by the non-prevailing party as determined by the Arbitration Panel in its sole and absolute discretion, unless the Arbitration Panel does not make a determination that one of the parties is the prevailing party, in which case the parties shall bear the cost as fixed by the Arbitration Panel.

11.	GENERAL:

   (a) Assignment; Successors; Affiliates. Company may assign this Agreement (or the interest of Company therein) to any affiliate of Company or to any entity which is a party to a merger, reorganization, or consolidation with Company or to a subsidiary of Company or to an entity or entities acquiring substantially all of the assets of Company or of any division with respect to which Employee is providing services (providing any such assignee assumes Company's obligations under this Agreement). Employee shall, if requested by Company, perform Employee's services and duties, as specified in this Agreement, to or for the benefit of any subsidiary or other affiliate of Company. Upon such assignment, acquisition, merger, consolidation, or reorganization, the term "Company" as used herein shall be deemed to refer to such assignee or such successor entity. Notwithstanding anything herein to the contrary, no assignment by Company may change the reporting provision of paragraph 1(b), above. Should both Douglas Netter and John Copeland cease working full time for the Company, Employee may terminate this Agreement, subject to thirty (30) days prior written notice. Should Employee elect such termination, Employee's stock options ganted pursuant to paragraph 5(b) above, shall vest, if at all, pursuant to terms and conditions of the Stock Option Plan. Employee shall not have the right to assign Employee's interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement nor shall Employee (or Employee's spouse, heirs, beneficiaries, administrator's or executors) have the right to pledge, hypothecate or otherwise encumber Employee's right to receive compensation hereunder without the consent of Company.

   (b) Headings: The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

   (c) Severability: It is agreed that if any term, covenant, provision, paragraph or condition of this Agreement shall be illegal, such illegality shall not invalidate the whole Agreement but it shall be construed as if not containing the illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly.

   (d) Entire Agreement: The parties hereto agree that this Agreement supersedes all existing agreements between Company and Employee, whether oral, written, expressed or implied, and contains the entire understanding and agreement between the parties. This Agreement shall not be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both parties hereto.

   (e)	Choice of Law: This Agreement and the performance hereunder shall be construed in accordance with and under and pursuant to the internal substantive laws of the State of California applicable to agreements fully executed and to be performed entirely in such state.

   (f) Notices: All communications and notices hereunder shall be in writing and shall be deemed to have been duly given and delivered personally if sent by United States registered or certified mail, postage prepaid:

  If to Company:  Netter Digital Entertainment, Inc..
                  5125 Lankershim Blvd.
                  North Hollywood, California  91601

  If to Employee: Jay Fukuto
            			   5210 Tampa Avenue
            			   Tarzana, California  91356

 	With a copy to: Catalyst Literary and Talent Agency
			               31756 West Oak Ranch Court
            			   Westlake Village, California  91361
            			   Attention:  Harvey Harrison

or to such other addresses as may be designated in writing by either of the parties.

IN WITNESS WHEREOF, Company and Employee have executed this Agreement as of the 7th of September, 1999.

NETTER DIGITAL ENTERTAINMENT, INC.


/s/Douglas Netter
-----------------
Douglas Netter
Its: President


Agreed and Accepted:


/s/Jay Fukuto
-------------
Jay Fukuto